Exhibit 99.1

RELEASE: IMMEDIATE

GETTY REALTY CORP. DECLARES SPECIAL DIVIDEND

JERICHO, NY, November 30, 2015 – Getty Realty Corp. (NYSE-GTY) today announced that its Board of Directors has declared a special dividend of $0.22 per common share, payable on January 12, 2016 to holders of record on December 14, 2015. The special dividend is in addition to the $0.25 per common share regular cash dividend for the fourth quarter of 2015 that was declared by the Company’s Board of Directors on November 4, 2015 and is payable on January 12, 2016 to holders of record on December 24, 2015.

The special dividend of $0.22 per share will be paid in a combination of cash and stock. The aggregate amount of cash to be distributed for the special dividend will be a minimum of 20% of the total distribution (the “Minimum Cash Distribution”) and a maximum of 40% of the total distribution (the “Maximum Cash Distribution”), with the remainder to be paid in shares of the Company’s common stock.

Each Getty shareholder will be permitted to elect to receive the shareholder’s entire special dividend entitlement in either cash or Getty common stock, but final distributions will be subject to the Minimum Cash Distribution and Maximum Cash Distribution. Shareholders of record on the record date will receive an election form providing for a choice of all cash or all shares, which must be completed and returned by the close of business on January 5, 2016. Shareholders electing all cash will receive all cash unless the aggregate cash amount elected by all shareholders is in excess of the Maximum Cash Distribution, in which case, cash will be allocated on a pro rata basis to such shareholders with the balance being paid in shares of the Company’s common stock. Shareholders electing all shares or failing to make an election will receive the special dividend solely in shares of the Company’s common stock unless the Minimum Cash Distribution has not been met, in which case cash will be allocated on a pro rata basis to those shareholders until the Minimum Cash Distribution has been met.

Computershare will serve as the Company’s election agent.

About Getty Realty Corp.:

Getty Realty Corp. is the leading publicly-traded real estate investment trust in the United States specializing in ownership, leasing and financing of convenience store/gas station properties. The Company currently owns and leases approximately 865 properties nationwide.

Contact:	Christopher J. Constant
(516) 478-5460